Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

April 24, 2003

Avnet, Inc. Reports Third Quarter Fiscal 2003 Results
Positive Cash Flow Generation Continues

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported third quarter fiscal 2003 revenues and earnings. On quarterly revenues of $2.34 billion, the Company reported net income of $1.5 million, or $0.01 per share on a diluted basis, including special charges associated with the early extinguishment of debt discussed below. Net income, excluding special charges associated with the early extinguishment of debt, was $9.6 million, or $0.08 per share on a diluted basis, up $10.9 million over the prior year third quarter net loss of $1.3 million, or $0.01 per share on a diluted basis. Operating income was $36.2 million, up from $23.0 million in the prior year third quarter. Operating income margin increased 51 basis points year-over-year to 1.55% in the current quarter.

The Company reported that it further reduced working capital and net debt (debt less cash) during the March 2003 quarter. The Company generated free cash flow (as defined later in this release) of approximately $97 million, primarily through cash generation from operations including further reductions in working capital. Of the $97 million of free cash flow generated during the March 2003 quarter, $115 million was added to cash and cash equivalents offset by a net $18 million increase in debt.

Consolidated third quarter fiscal year 2003 revenues rose year-over-year by $126.0 million, or 5.7%, but decreased slightly by $6.2 million, or less than 1%, from the prior sequential quarter. Electronics Marketing (EM) revenues grew by 7% sequentially to $1.29 billion for the quarter, representing an increase of 6% year-over-year. Computer Marketing (CM) revenues were $628.1 million, a sequential decrease of 8%, but up 14% year-over-year. Applied Computing (AC) revenues declined sequentially by 8% to $422.1 million, and were down approximately 6% as compared with the prior year third quarter due to lower sales into the PC Builder customer base.

In connection with the early redemption of $159 million of its outstanding 6.45% Notes due August 15, 2003 and $220 million of its 8.20% Notes due October 17, 2003, Avnet recorded a charge during the March 2003 quarter of $13.5 million pre-tax and $8.2 million after-tax, or $0.07 per share on a diluted basis. These charges related to premiums paid to note holders in cash tender offers and expenses associated with the repayments. Interest expense saved by redeeming the debt early will more than offset the cost of the tender offers.

Commenting on the Company’s operating results, Chairman and Chief Executive Officer, Roy Vallee, stated, “We continue to see stability in the technology end-markets we serve, and this quarter we saw a slight improvement in the electronic components markets worldwide. Enterprise revenues were higher than we expected due to higher than anticipated growth in our Electronics Marketing group and the stronger Euro.”

Mr. Vallee also noted: “Despite enterprise revenues declining slightly from the prior sequential quarter, net income, excluding special charges, increased by $2.5 million sequentially and for the third quarter in a row we achieved year-over-year growth in net income excluding special charges. Our results reflect our commitment to improving our profitability and working capital productivity as we manage through this difficult technology cycle.”

Mr. Vallee went on to say, “We are realizing the benefits of our organization’s efforts to size the business to the current market environment, and we will continue to develop a business model that facilitates shareholder value creation. Specifically, Applied Computing is currently restructuring its approach to the PC Whitebox System Builder market. While not exiting this customer segment, we are reducing our exposure to the pricing irrationality embedded in this market which limits our ability to create and sustain acceptable economic returns. This restructuring will result in enhanced profitability at AC, as annualized expense reductions will more than offset the impact of any loss of revenue. Annualized expense reductions are currently estimated at approximately $10 million, and we expect to record a special charge of approximately a similar amount related to that restructuring in the fourth quarter of fiscal 2003.”

Ray Sadowski, Chief Financial Officer, stated, “Interest expense for the quarter was up approximately $2.3 million on a sequential quarterly basis as a result of our recent issuance of $475 million of bonds and the tender offers for the outstanding 2003 Notes. This sequential increase in interest expense was partially offset by higher other income attributable primarily to favorable currency fluctuations. Working capital productivity metrics improved again during the quarter, we further reduced net debt, and available liquidity in the aggregate stands at over $800 million in excess of our current calendar 2003 and 2004 bond maturities.” Mr. Sadowski further commented, “Our value-based management initiative is clearly and measurably impacting the business. Our operating leverage is high, cash generation is continuing, our balance sheet is strong, and we are well positioned to accelerate earnings growth when market growth resumes.”

Providing guidance on the June 2003 quarter, Mr. Vallee stated, “We anticipate continued slight growth at EM, in the low single digit range. We expect AC revenues to be down seasonally in the 20% range and CM sales are expected to decline 5-10% sequentially from the unusually strong March quarter. As a result, we expect June 2003 quarter consolidated revenues to be in the range of $2.25 to $2.30 billion, and earnings per share to be between $0.03 and $0.08, including the incremental special charges associated with the restructuring discussed above, and between $0.08 and $0.11 excluding such charges.”

Mr. Vallee concluded by stating, “Looking out to our 2004 fiscal year, we expect to see meaningful improvement in profitability fueled by modest growth in the markets we serve as the next technology up cycle inevitably begins. However, to the extent that the technology markets continue to move sideways, we will take additional cost reduction actions as appropriate to provide acceptable profitability.”

For the first three quarters of fiscal 2003, Avnet reported revenues of $6.86 billion as compared with $6.78 billion in the first three quarters of fiscal 2002. The Company also reported a net loss, including special charges, of $57.7 million, or $0.48 per share on a diluted basis, for the first three quarters of fiscal 2003 as compared with a net loss of $603.5 million, or $5.10 per share on a diluted basis, including the cumulative effect of change in accounting principle, for the first three quarters of fiscal 2002. Excluding special charges the Company reported net income of $16.2 million, or $0.13 per share on a diluted basis, for the first three quarters of fiscal 2003. This compares with a net loss, before cumulative effect of change in accounting principle, of $23.0 million, or $0.19 per share on a diluted basis, for the same period in fiscal 2002.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter are attached.

The Company’s determination of free cash flow referenced earlier is illustrated in the table below. Amounts for the nine months ended March 28, 2003 are taken directly from the attached Statement of Cash Flows and the amounts for the quarter are derived by subtracting the amounts from the Statement of Cash Flows for the first half of the fiscal year from the nine-month number.

	Nine
	Months	Quarter
	Ended	Ended
	3/28/03	3/28/03

Net cash flows provided from operating activities	$553.2	$102.2
Purchases of property, plant and equipment	<26.6>	<1.8>
Cash proceeds from sales of property, plant and equipment	9.0	.3
Acquisition of operations, net	<7.5>	<5.6>
Effect of exchange rates on cash and cash equivalent	4.7	1.7
Other, net financing activities	<.4>	<.3>

	$532.4	$96.5

Teleconference Web cast and Upcoming Events

Avnet will host a Web cast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Web cast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the web cast.

Avnet will present at the following investor conferences in May: JP Morgan 31st Annual Technology Conference in San Francisco, May 7, 2003 at 2:00 p.m. Pacific, 5:00 p.m. Eastern time; and Merrill Lynch EMS, Connector, and Passive Components Conference in New York, May 13, 2003 at 11:40 a.m. Pacific, 2:40 p.m. Eastern time. For a listing of conference details and how to access each available Web cast, along with additional upcoming events and other information, please visit Avnet’s investor relations Web site at www.ir.avnet.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “expect,” “anticipate,” and “believe.” Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the effects of additional actions taken to lower costs, including the restructure of AC discussed above, the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Ariz.-based Avnet, Inc. (NYSE:AVT) is one of the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1)	THIRD QUARTERS ENDED

	MARCH 28,	MARCH 29,
	2003 (1)	2002

Sales	$2,340.5	$2,214.5
Income (loss) before income taxes	2.5	(3.0)
Net income (loss)	1.5	(1.3)
Net income (loss) per share:
Basic	$0.01	($0.01)
Diluted	$0.01	($0.01)

EXCLUDING SPECIAL ITEMS	THIRD QUARTERS ENDED

	MARCH 28,	MARCH 29,
	2003	2002

Sales	$2,340.5	$2,214.5
Income (loss) before income taxes	16.0	(3.0)
Net income (loss)	9.6	(1.3)
Net income (loss) per share:
Basic	$0.08	($0.01)
Diluted	$0.08	($0.01)

(1)	The results for the third quarter of fiscal 2003 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the quarter for $159.0 million of the 6.45% Notes due August 15, 2003 and $220.1 million of the 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share.

See the Consolidated Statements of Operations included herein for further disclosure of the impacts of this special item.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING SPECIAL ITEMS (1) (2)	NINE MONTHS ENDED

	MARCH 28,	MARCH 29,
	2003 (1)	2002 (2)

Sales	$6,861.0	$6,775.5
Loss before income taxes	(93.5)	(42.9)
Net loss	(57.7)	(23.0)
Net loss per share:
Basic	($0.48)	($0.19)
Diluted	($0.48)	($0.19)

EXCLUDING SPECIAL ITEMS	NINE MONTHS ENDED

	MARCH 28,	MARCH 29,
	2003	2002 (2)

Sales	$6,861.0	$6,775.5
Income (loss) before income taxes	26.8	(42.9)
Net income (loss)	16.2	(23.0)
Net earnings (loss) per share:
Basic	$0.13	($0.19)
Diluted	$0.13	($0.19)

(1)	The results for the first nine months of fiscal 2003 shown above include the impact of incremental special charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The special charges in the second quarter amounted to $106.8 million pre-tax (all of which is included in selling, general and administrative expenses), $65.7 million after-tax and $0.54 per diluted share. The results for the first nine months of fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share.

The total impact of these special items on the results for the first nine months of fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after tax and $0.61 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these special items.

(2)	The above operating information for the nine months ended March 29, 2002 excludes the cumulative effect of change in accounting principle for the impairment of goodwill recorded as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” for which further detail can be found on the attached Consolidated Statements of Operations.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED

	MARCH 28, 2003 (1)

	REPORTED	SPECIAL	ADJUSTED	MARCH 29,
	RESULTS	ITEMS	RESULTS	2002

Sales	$2,340,468	$—	$2,340,468	$2,214,451
Cost of sales	2,033,356	—	2,033,356	1,903,462

Gross profit	307,112	—	307,112	310,989
Selling, general and administrative expenses	270,863	—	270,863	287,978

Operating income	36,249	—	36,249	23,011
Other income, net	6,390	—	6,390	961
Interest expense	(26,650)	—	(26,650)	(26,959)
Debt extinguishment costs	(13,487)	13,487	—	-

Income (loss) before income taxes	2,502	13,487	15,989	(2,987)
Income tax provision (benefit)	1,010	5,335	6,345	(1,736)

Net income (loss)	$1,492	$8,152	$9,644	($1,251)

Net earnings (loss) per share:
Basic	$0.01	$0.07	$0.08	($0.01)

Diluted	$0.01	$0.07	$0.08	($0.01)

Shares used to compute earnings (loss) per share:
Basic	119,486	119,486	119,486	118,859

Diluted	119,571	119,571	119,571	118,859

(1)	The results for the third quarter ended March 28, 2003 shown above include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	NINE MONTHS ENDED

	MARCH 28, 2003 (1)

	REPORTED	SPECIAL	ADJUSTED	MARCH 29,
	RESULTS	ITEMS	RESULTS	2002

Sales	$6,861,023	$—	$6,861,023	$6,775,496
Cost of sales	5,940,726	—	5,940,726	5,835,329

Gross profit	920,297	—	920,297	940,167
Selling, general and administrative expenses	939,287	(106,765)	832,522	889,725

Operating income (loss)	(18,990)	106,765	87,775	50,442
Other income, net	16,987	—	16,987	4,750
Interest expense	(77,988)	—	(77,988)	(98,131)
Debt extinguishment costs	(13,487)	13,487	—	-

Income (loss) before income taxes	(93,478)	120,252	26,774	(42,939)
Income tax provision (benefit)	(35,825)	46,350	10,525	(19,905)

Income (loss) before cumulative effect of change in accounting principle	(57,653)	73,902	16,249	(23,034)
Cumulative effect of change in accounting principle	—	—	—	(580,495)

Net income (loss)	($57,653)	$73,902	$16,249	($603,529)

Earnings (loss) per share before cumulative effect of change in accounting principle:
Basic	($0.48)	$0.61	$0.13	($0.19)

Diluted	($0.48)	$0.61	$0.13	($0.19)

Net earnings (loss) per share:
Basic	($0.48)	$0.61	$0.13	($5.10)

Diluted	($0.48)	$0.61	$0.13	($5.10)

Shares used to compute earnings (loss) per share:
Basic	119,441	119,441	119,441	118,282

Diluted	119,441	119,441	119,441	118,282

(1)	The results for the first nine months of fiscal 2003 shown above include the impact of incremental special charges recorded in the second quarter in connection with cost cutting initiatives including severance costs, charges for consolidation of facilities and write-offs of certain capitalized IT-related initiatives. The special charges in the second quarter amounted to $106.8 million pre-tax (all of which is included in selling, general and administrative expenses), $65.7 million after-tax and $0.54 per diluted share. The results for the first nine months of fiscal 2003 shown above also include the impact of debt extinguishment costs associated with the Company’s cash tender offers and repurchases completed during the third quarter for $159.0 million of its 6.45% Notes due August 15, 2003 and $220.1 million of its 8.20% Notes due October 17, 2003. These charges amounted to $13.5 million pre-tax, $8.2 million after tax and $0.07 per diluted share. The total impact of these special items on the results for the first nine months of fiscal 2003 amounted to $120.3 million pre-tax, $73.9 million after tax and $0.61 per diluted share.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	MARCH 28,	JUNE 28,
	2003 (1)	2002 (1)

Assets:
Current assets:
Cash and cash equivalents (2)	$301,204	$159,234
Receivables, net	1,496,964	1,374,017
Inventories	1,112,073	1,417,305
Other	145,574	254,976

Total current assets	3,055,815	3,205,532
Property, plant & equipment, net	263,206	349,924
Goodwill	853,593	844,597
Other assets	269,528	281,901

Total assets	4,442,142	4,681,954

Less liabilities:
Current liabilities:
Borrowings due within one year	196,901	59,309
Accounts payable	828,581	891,234
Accrued expenses and other	315,863	326,293

Total current liabilities	1,341,345	1,276,836
Long-term debt, less due within one year	1,277,265	1,565,836
Other long-term liabilities	36,292	34,772

Total liabilities	2,654,902	2,877,444

Shareholders’ equity	$1,787,240	$1,804,510

(1)	The Company has an accounts receivable securitization program whereby it sells an interest in a pool of its trade accounts receivable to third party conduits through a wholly owned bankruptcy-remote special purpose entity that is consolidated for financial reporting purposes. The purpose of the program is to provide the Company with an additional source of liquidity at interest rates more favorable than it could receive through other forms of financing. At March 28, 2003 and June 28, 2002, the Company had sold $0 million and $200.0 million, respectively, of receivables under the program. This is reflected as a reduction of receivables, with the proceeds used to pay down debt, in the above consolidated balance sheets.

(2)	At March 28, 2003, cash and cash equivalents include $79.5 million of restricted cash held in an escrow account. This cash will be used to repay the remaining $41.0 million in principal outstanding on the 6.45% Notes due August 15, 2003 and the remaining $29.9 million in principal outstanding on the 8.20% Notes due October 17, 2003 plus the remaining interest payments on this debt through its maturity.

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED

	MARCH 28,	MARCH 29,
	2003	2002

Cash flows from:
Operations:
Net loss	($57,653)	($603,529)
Cumulative effect of change in accounting principle	—	580,495

Loss before cumulative effect of change in accounting principle	(57,653)	(23,034)
Add non-cash and other reconciling items:
Depreciation and amortization	69,191	70,529
Deferred taxes	(35,501)	(1,932)
Other, net	92,471	26,362

	68,508	71,925
Receivables	88,026	316,892
Inventories	341,038	438,360
Payables, accruals and other, net	55,665	(74,709)

Net cash flows provided from operating activities	553,237	752,468

Financing:
Reduced drawings under accounts receivable securitization program	(200,000)	(35,704)
Issuance of notes in public offering, net of issuance costs	465,312	394,328
Repayment of notes	(379,197)	(528,969)
Repayment of commercial paper and bank debt, net	(275,246)	(440,463)
Repayment of other debt, net	(1,274)	(1,259)
Cash dividends	—	(26,543)
Other, net	(461)	21,484

Net cash flows used for financing activities	(390,866)	(617,126)

Investing:
Purchases of property, plant, and equipment	(26,595)	(77,797)
Cash proceeds from sales of property, plant and equipment	9,014	7,869
Acquisition of operations, net	(7,504)	(29,009)

Net cash flows used for investing activities	(25,085)	(98,937)

Effect of exchange rates on cash and cash equivalents	4,684	841

Cash and cash equivalents:
increase	141,970	37,246
at beginning of year	159,234	97,279

at end of period	$301,204	$134,525

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED

	MARCH 28,	MARCH 29,	MARCH 28,	MARCH 29,
SALES	2003	2002	2003	2002

Electronics Marketing	$1,290.3	$1,215.8	$3,736.1	$3,625.3
Computer Marketing	628.1	551.7	1,843.2	1,828.4
Applied Computing	422.1	447.0	1,281.7	1,321.8

Consolidated	$2,340.5	$2,214.5	$6,861.0	$6,775.5

OPERATING INCOME (LOSS)
Electronics Marketing	$30.5	$11.4	$67.7	$4.6
Computer Marketing	13.1	10.1	36.3	44.0
Applied Computing	6.0	13.5	14.9	45.0
Corporate	(13.4)	(12.0)	(31.1)	(43.2)

Consolidated Before Special Charges	36.2	23.0	87.8	50.4
Special Charges	—	—	(106.8)	-

Consolidated	$36.2	$23.0	($19.0)	$50.4